Exhibit 99.2

AEGION CORPORATION
May 2, 2019
9:30 a.m. ET

Operator:	Good morning and welcome to Aegion Corporation’s first quarter 2019 earnings call. (Operator Instructions) As a reminder, this event is being recorded.

It is now my pleasure to turn the call over to your host, Katie Cason, Vice President Finance & Investor Relations. Katie, you may proceed.

Katie Cason:
Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Morris, Aegion’s Executive Vice President and Chief Financial Officer.

We issued a press release yesterday that will be referenced during the prepared remarks on this call. You’ll note in the release that for the quarter ended March 31, 2019 the Company began reporting Corporate expenses as a separate reportable segment rather than the prior practice of allocating those costs to the operating segments. For comparability, the reported information for the quarter ended March 31, 2018 has been revised to conform to this new presentation. Additionally, we filed a Form 8-K last night that includes revised segment disclosures for all four quarters of 2018. You can find a copy of our press release, the Form 8-K, and our Safe Harbor statement on the Investors section of Aegion’s website at www.aegion.com.

During this call, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

With that, I’m pleased to turn the call over to Chuck Gordon.

Chuck Gordon:
Thank you, Katie, and good morning to everyone joining us on the call today. I’m pleased to spend a few minutes talking about the quarter and our outlook for both Aegion and the markets we serve for the remainder of 2019.

Aegion’s first quarter results were largely in line with our expectations going into the year, highlighted by improved performance in our North America CIPP business and continued demand in our core markets. We tend to get a slower start out of the gate due to weather and customer delays on releasing work in backlog, both of which are typical early in the fiscal year. This year was no different in that regard.

We’ve seen others in the construction space talk about extreme weather and Aegion was impacted, particularly in our U.S. and Canadian CIPP and cathodic protection businesses. In fact, the last two years have been the harshest in terms of cold and rainy weather since I took over as CEO in 2014.

Despite these seasonal factors, project execution was solid and we grew adjusted gross margins by 20 basis points even with lower contributions from the high margin coating projects that benefited us last year. End market demand is robust, we have solid backlog in front of us and our crews are poised to deliver strong results over the next several months. We are confident in our ability to deliver earnings growth in 2019 and continue to advance opportunities for further expansion over the next several years.

Now I’ll walk through a review of performance highlights and the market outlook for each of our segments.

Starting with Infrastructure Solutions. I’m very pleased with our performance in the quarter and our ability to nearly double adjusted operating income despite lower revenues from exited businesses. Our North America CIPP operations are the cornerstone of Aegion, as the largest contributor of both revenue and profits. We saw improvement in this business across multiple fronts in the quarter, including crew productivity and increased win rates at the bid table. Average production per crew, per week, grew 8 percent versus Q1 of last year and we had fewer manpower and equipment challenges. You’ll recall we struggled with bringing on new crews in 2018. Those crews are more stable now and yielding stronger results.

International CIPP results also increased sharply, primarily driven by the divestiture of the Denmark business but also due to improvements in the remaining operations in Ireland, The Netherlands and Spain. Our Fyfe and Underground Solutions businesses also achieved expectations for the quarter, so overall an encouraging start to the year from the entire segment.

We ended the quarter with more than $300 million in contract backlog. North America CIPP backlog was down year-over-year, partially driven by the increase in total production and revenue in the quarter, which was achieved with fewer crews. Order intake was also down in the quarter due to lower bid table activity to start out the year, though our win rate increased slightly, particularly on large diameter bids. The variability in bid table timing is typical and we still expect overall market growth this year. In fact, we’ve already seen activity pick up nicely, evidenced by the recent large award announced last week for $13 million of CIPP wastewater work in Montreal. With nearly five months in backlog and the strong sales funnel looking forward, we’re confident in our ability to deliver our revenue growth targets for the year as well as a 100 to 200 basis point improvement in adjusted gross margins.

We are continuing development efforts on our internal service line reinstatement technology to provide a more comprehensive, trenchless solution for pressure pipe rehabilitation. Recent modifications have been driven by the need to achieve consistent and smooth clearance of our robots in the smaller six-inch diameter pipes with the ability to handle bends and curves. Our focus on ensuring that this technology is a viable and reliable solution for the market has extended our timeline for field testing into the second half of the year. Market interest is high, which further reinforces the need to develop a cost-effective solution to the lateral reinstatement challenge facing the industry.

On the wastewater side, we had near perfect execution and results on field trials in Florida for our recently developed UV-cure felt liner technology during Q1. We estimate as much as 10 percent of North America CIPP gravity sewer market currently uses glass CIPP liners that are cured with UV light. The successful introduction of the UV felt liner has the potential to open up $100 million of additional market, based on installed value. This represents the biggest area for early acceptance of this product since our UV-cure felt liner offers a lower price point than traditional glass liners.

Overall, the outlook is strong for municipal infrastructure spending over the next several years. Our vertical market integration in the industry sets us apart and we continue to innovate and operate safely and productively to maintain our market leading position in the wastewater space. And we ultimately aim to provide technically differentiated, trenchless solutions for the rehabilitation of small diameter pressure pipes as well.

Shifting to Corrosion Protection, results in the quarter were affected by the seasonal weakness I mentioned earlier. The weather was disruptive, but we also saw a slower than expected pace of work releases by customers, which impacted our cathodic protection business the most as well as some of our North America industrial linings projects. Compared to the prior year, both the top- and bottom-line declines were primarily due to reduced earnings from the large Middle East coating projects that significantly contributed to 2018 results. While overall results came in weaker than we expected, we were still able to achieve 20 percent gross margins in the quarter on strong project performance for the work we were able to execute.

I want to touch on our cathodic business in more detail. Although we were disappointed with the Q1 results, we like this business for multiple reasons:

•	It fits our core mission of protecting, rehabilitating and maintaining pipelines;

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The majority of our work is based on engineering, monitoring, and rehabilitating cathodic protection systems on existing regulated midstream oil and gas pipelines, which is less susceptible to the uncertainty of project approvals and funding in the Capital spending cycle; and

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We see strong market demand for more accurate and timely data analytics to support pipeline rehabilitation and maintenance decisions. Large midstream oil and gas pipeline companies are facing the potential of additional regulations later this year, which may include expansion of corrosion monitoring requirements to gathering pipelines and other previously non-regulated lines as well as more onerous reporting requirements for data collection and traceability. We are well positioned to benefit from this growth through our continued investment in data management and data assessment offerings.

Aegion’s cathodic protection business currently has over 300 certified corrosion technicians and engineers working out of more than 20 offices spread across North America. We believe this geographic scale delivers significant value for our clients, as we are organized to provide responsive, on-site, local services like pipeline surveys and the rehabilitation of cathodic protection systems. However, the success of the business model is based on maintaining productive utilization across the offices. Q1 revenue, which was below expectations due to weather and slower than expected customer releases, came in at about 90 percent of our expectation, despite good backlog. Lower than expected revenues combined with high fixed costs resulted in a larger than expected loss for the quarter.

Our project execution in the field has improved significantly over the last year. However, we continue to focus on leveraging overhead across offices to drive efficiency and be more cost effective. We still have work to do to get the optimal overhead structure, processes, systems and economies of scale in place to support and drive growth for the business to deliver more consistent profitability and higher margins. We are executing a number of initiatives to streamline this part of the business and expect to see significant improvements over the coming months.

Contract backlog for the Corrosion Protection segment ended the quarter at $123 million, down 2 percent when excluding the exited or planned exit of businesses as part of our restructuring, including the Bayou divestiture in late August last year. The decline was driven by the roll-off of approximately $22 million of backlog related to the large Middle East coating projects, which were completed in the quarter. Excluding those projects, backlog increased significantly and levels for the remaining cathodic protection and industrial linings businesses were at nearly three-year highs. U.S. cathodic protection win rates have increased nicely after struggling on order intake early in 2018, and backlog is up more than 20 percent, which will fuel stronger second and third quarter performance. Ending backlog for the remaining industrial linings businesses in the U.S., Canada, Chile and the Middle East was up 85 percent from prior year levels.

Since this business tends to be tied to new construction projects, customer-driven work delays are more common. However, we are very confident that the work will happen, and our teams have a strong track record of project execution to deliver consistent margins that are accretive to typical CP margins.

Within the coating services business, we are seeing a strong project funnel. While we don’t yet have visibility to a large project in the $20 to $30 million range, we are layering in some nice wins in that medium sized $5 to $10 million range, including an April award to utilize Aegion’s robotic internal field joint coating technology on water pipelines for a mining project in South America. The project is expected to begin mid-year and continue into early next year. We are also working on a number of upcoming bid packages in the Middle East and are investing in our robotics technologies so that we are ready to deliver as this work comes to market.

Looking at our Energy Services segment, we grew revenues from our baseload maintenance business by more than 20 percent. This growth was unable to offset declines in turnaround activity that drove the prior year revenues to a quarterly record so overall top-line results declined 12 percent. Q1 was an outlier last year as multiple refineries accelerated turnarounds early in the year. These activities tend to deliver a higher margin than maintenance services.

Contract backlog at quarter end increased slightly to $218 million, driven by modest increases in construction and turnaround activities. However, growth in the quarter was below our previous expectations, which were needed to deliver our Segment outlook for the year. While we expected to see a decline in turnarounds this year, the slowdown has been more than we originally planned. Timing for this activity is lumpy and we are confident it will pick up again later this year or early in 2020. Importantly, our outlook for core maintenance activities, which comprise more than two-thirds of the total segment, remains solid and we expect continued growth in these activities in 2019. All in, we’ve reduced our outlook for revenues to reflect the decline in turnaround activities as well as a slight decline in construction projects. However, we are still targeting strong margin expansion and operating income growth through this year through improved performance and operating expense reductions.

That wraps the review of our segments. We are reaffirming our outlook for modest earnings growth in 2019. Our reductions to top-line projections in Energy Services will be offset with continued declines in operating expenses, where we continue to make progress through cost reduction initiatives.

In our February call, I highlighted the following key focus areas for 2019:

•	First - Returning the North America CIPP business to 2016 productivity levels. We came out of the gate strong on this effort and segment results reflected these improvements.

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Second - Driving further improvement in the execution of the Cathodic Protection Services business. As I mentioned earlier, project execution has made a lot of strides over the last twelve months and our current focus is on optimizing the overhead structure to support and grow the business profitability.

•	Third - A renewed focus on delivering more value to stakeholders through technological differentiation of expanded offerings, which we continue to advance, particularly in our core CIPP operations.

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Fourth - Maintaining Energy Services’ share in the west coast refinery market. We continue to expand our core maintenance activities, which drive the lion’s share of results for the segment and we view the dip in turnaround activities as temporary this year.

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Fifth and finally, we are on target to substantially complete restructuring activities by the end of the second quarter. We may see the sale of our announced international divestitures in the Middle East and South Africa slip into the second half of the year, but the substantial portion of restructuring activities, closures and organizational changes are nearing wrap up in the next couple of months.

We’re on track to deliver the financial and operational goals we’ve laid out for 2019. This progress, combined with our strong market outlook for infrastructure spending over the next several years, positions us well to generate significant shareholder value over the next 12 to 18 months.

I want to thank Al Woods, Aegion’s outgoing Chairman of the Board, for his 22 years of service. I also want to welcome Stephanie Cuskley to the Chair role. I look forward to working with Stephanie to transition Aegion out of restructuring and into sustainable earnings growth as we move into the second half of 2019 and into the future.

With that, I’ll turn the call over to David to provide additional details regarding our first quarter performance and financial targets, David.

David Morris:
Thank you Chuck, and good morning to everyone on the call. As Chuck previously mentioned, we were generally pleased with our results in the quarter, particularly the much improved performance from our Infrastructure Solutions segment and good progress on cost savings across the business. Construction activity is always slower starting out the year due to seasonal weakness and we were up against favorable comparisons in Q1’18 that we new wouldn’t repeat. However, our crews executed well, and we are in a good position across our three platforms to significantly improve performance over the next several months.

I’ll walk through a more detailed review of our Q1’19 results and also discuss our financial guidance outlook for the rest of the year.

Starting with our consolidated results for the quarter, Aegion delivered total revenues of $277 million, which were 15 percent lower than Q1’18, partly due to the impact of exited or to be exited businesses as part of our restructuring activities, including the divestitures of Bayou and our Denmark CIPP business and the exits of multiple smaller international locations within Infrastructure Solutions and Corrosion Protection. Excluding these impacts, revenues declined 8 percent, primarily driven by an expected reduction in two areas: first, lower contributions from the large Middle East coating projects substantially completed last year that benefited Corrosion Protection and second, lower turnaround activity at Energy Services following a record revenue quarter in Q1’18.

Lower revenues drove the declines in adjusted gross profit and adjusted operating income, though we increased adjusted gross margins by 20 basis points to 19.1 percent, led by improved productivity in our North America and International CIPP operations in Infrastructure Solutions. Additionally, adjusted operating expenses declined $6 million, or 12 percent, from Q1’18. Of this decline, approximately 45 percent was due to exited businesses. The other 55 percent was the result of significant focus on cost reduction across the entire business that is yielding positive results. We are not finished with our efforts to improve operating leverage, but we are making progress, and our ability to limit a nearly $50 million decline in revenues to just over a $2 million reduction in adjusted operating income is evidence of these actions.

Below adjusted operating income, adjusted interest expense declined due to lower average debt levels compared to the prior year. We also had higher interest income due to the interest received on the $8 million note receivable acquired in the Bayou sale last year. Our adjusted effective tax rate in the quarter was 26.5 percent compared to 2 percent in the prior year, which benefited from discrete items related to the vesting of employee equity awards. Income attributable to non-controlling interests declined primarily due to the divestiture of Bayou. All in, these results led to adjusted earnings per share of $0.06.

On a GAAP basis, we reported a loss per diluted share of $0.13. Included in GAAP results was a $4.4 million pre-tax warranty reserve related to a wastewater rehabilitation project in our North America CIPP business. The project was substantially completed in 2017 and required installation of twenty-two 60-inch liners under unique conditions, including depths of more than 50 feet, design requirements for a heavier than normal liner and unfavorable water table conditions at the time of installation due to unseasonable rains. Inspections performed late last year and additional testing in the first quarter of this year revealed failures on five of the twenty-two liners, which will require full replacement during 2019. We have not experienced warranty work of this magnitude in more than a decade. We are focused on completing remediation efforts in a timely manner to ensure the full integrity of our installed liners and client satisfaction.

In addition to the warranty accrual, GAAP results included $2.9 million of restructuring charges, primarily related to the previously announced exit of multiple smaller international businesses. We expect to substantially complete restructuring activities over the next few months, with remaining cash and non-cash charges of between $12 and $16 million.

Looking more closely at results within each of our segments, Infrastructure Solutions delivered revenues of $132 million, down 2 percent from Q1’18 due to exited or to be exited businesses. Excluding this impact, revenues increased 2 percent, primarily due to productivity improvements in our North America CIPP business. Adjusted gross profit increased 16 percent and adjusted gross margins increased 370 basis points to nearly 24 percent, driven by improved execution in our North America CIPP business, loss avoidance from exiting the Denmark business, and increases from remaining international CIPP businesses. Adjusted operating expenses declined $1.5 million, or 8 percent, which contributed to a 450 basis point improvement in adjusted operating margins to more than 9 percent.

For the year, we still expect Infrastructure Solutions’ reported revenues to grow by 1 to 3 percent, which equates to a 6 to 8 percent increase when excluding the impact of exited or to be exited operations. Adjusted gross margins are expected to improve 100 to 200 basis points and we may see further upside if we continue to see productivity improvements from our North America business. As we enter our seasonally stronger construction periods, we expect top-line strength to drive adjusted operating margins into the double-digit range for the rest of the year.

Within Corrosion Protection, we expected the first quarter to be impacted by lower project contributions from the large Middle East coating projects substantially completed last year as well as typical seasonal weakness from weather and slower work releases. Customer-driven delays, however, were worse than anticipated and unfavorably impacted the cathodic protection and industrial linings businesses. These factors, combined with the exit of multiple businesses, including the Bayou divestiture, led to a $34 million decline in revenues compared to Q1’18 and resulted in an adjusted loss of $1.5 million in the quarter.

Despite the top-line weakness and related unfavorable absorption of fixed costs, adjusted gross margins were healthy at 20 percent. Prior-year gross margins of 24 percent benefited from a greater mix of higher-margin coating projects.

Adjusted operating expenses declined nearly $3 million, or 16 percent, through a mix of exited businesses as well as cost reduction initiatives. We are pleased with progress on reducing costs but, as Chuck mentioned, we still have work to do on the overhead structure within the global cathodic protection business to achieve better operating leverage and profitability for the segment.

For 2019, we are reaffirming our guidance for Corrosion Protection revenues to decline 15 to 20 percent from 2018 levels. Excluding the impact of exited or to be exited businesses, revenues are projected to decline 3 to 5 percent, with adjusted gross margin declines of 150 to 250 basis points, both of which reflect the absence of larger coatings projects in 2019 that significantly benefited 2018. Despite the slower start to the year, strong backlog levels, including the recently announced South America coating services project win, support our ability to recover volumes over the next several months.

Shifting to Energy Services, Chuck talked about the decline in turnaround activity as the main driver for lower results in the quarter, despite significant growth in maintenance revenues. Additionally, Q1 results always include higher employer payroll tax obligations, though this impact was more muted in Q1’18 due to the higher margin mix of work. We were able to reduce adjusted operating expenses by 5 percent, despite slightly unfavorable impacts from unabsorbed project management and other administrative costs due to the revenue decline.

For 2019, we now expect Energy Services revenues to decline in the mid-single digit range, reflecting a lower outlook for turnaround and construction activities. We are still targeting a 50 to 100 basis point improvement in adjusted gross margins and expect further operating expense reductions, which, together, are expected to result in higher adjusted operating income compared to 2018.

As Katie mentioned at the start of the call, in addition to our three operating segments, we also began reporting Corporate spending as a fourth segment this quarter, which we believe provides better visibility into the true operating costs needed to support our businesses, and segment profitability trends. Corporate spend primarily consists of global functional leadership, related incentive and facility costs, and public company spending not directly attributed to the operating segments. First quarter corporate spending of $5.5 million declined $1.8 million from the prior year, due to cost reduction initiatives, including lower personnel costs and favorable medical trends as a result of plan design changes. We expect first quarter spend to be the lowest of the year, partly due to our phasing of incentive compensation accruals later in the year when we have higher earnings generation from the rest of the business. We aim to keep corporate spending levels as a percentage of revenue in the 2 to 2.5 percent range, which is below our peer average based on recent benchmarking.

For consolidated Aegion, we expect a 4 to 6 percent decline in reported revenues in 2019. Excluding the impact of exited or to be exited businesses, revenues are expected to be flat to slightly higher. This outlook reflects lost contribution from the large Middle East coating projects substantially completed in 2018 and lower expectations from Energy Services, largely offset by growth within Infrastructure Solutions and the cathodic protection and industrial linings businesses within Corrosion Protection. We continue to target modest improvements in both adjusted gross margins and adjusted operating margins, driven by our exit of unprofitable businesses and improvements within our North America CIPP and cathodic protection businesses. Additionally, we are pleased with the initial progress we have achieved on SG&A reductions and believe our actions can bring operating expense as a percentage of revenue below 15 percent by the end of 2020.

Net interest expense is expected to decline from 2018, partly due to lower expected debt levels as well as interest income to be received related to the bridge loan provided to the buyer as part of the Bayou divestiture. We expect our adjusted effective tax rate to remain within the 23 to 24 percent range. All in, we’re reaffirming our outlook for modest improvement in adjusted earnings per share in 2019. We expect second quarter adjusted results to be near those achieved in Q2’18, with further strength in the second half of the year.

That wraps our review of Aegion’s adjusted results and guidance for 2019. Turning briefly to our cash flows, net cash used for operations was $6.5 million in the quarter. It’s not uncommon for the first quarter to result in cash usage, given the seasonal weakness in earnings combined with heavy cash needs for incentive compensation payouts, tax obligations and various annual renewals. During the quarter, we also:

•	Invested $8 million in maintenance and growth capital for our core businesses, with increases over the prior year partly due to recent investments in the North America CIPP business; we also

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Repurchased 622,000 shares of our common stock for $11 million through our open market share repurchase programs. In addition, we repurchased an additional 153,000 shares of our common stock for $3 million to satisfy tax obligations related to employee equity awards.

We ended the quarter with $64 million in cash, which is lower than recent levels, though we feel good about our liquidity position and access to revolver borrowings. We also expect cash generation to pick up as we enter our seasonally stronger earnings period. For the year, we are still targeting capital expenditures in the $25 to $30 million range, and we have approval to buy back up to $32 million of Aegion common stock in open market share repurchase transactions.

That wraps a review of our first quarter results and outlook for 2019. With that, Operator, at this time we would be pleased to take questions.

Operator:	(Operator Instructions) Our first question comes from Eric Stine with Craig-Hallum.

Eric Stine:
Obviously you have had, well, for quite some time, it’s been about restructuring and exiting some of these businesses. But just curious, when you look at your platform areas where you feel like potentially you can add to it, whether it’s adding more technology, some geographies in some of your businesses where maybe you’re underserving the market? Just any thoughts along those lines would be great because, as you said, I mean I think you’re expecting to be done with what you’re doing right now hopefully second quarter or third quarter this year.

Chuck Gordon:
Thanks for the question, Eric. We’re actively looking for additional technologies for both the Cathodic Protection services business and for the Insituform business. I think that we probably won’t look at geographic expansion in either one of those businesses. We will continue to have a lot of international business as we sell tubes out of Insituform, but both those businesses could potentially benefit from more technology that we would tuck into the existing businesses.

Eric Stine:
Got it. And maybe just sticking with the restructuring and some of the exited markets. How, you don’t need to break it down by specific markets, but how has the process gone when you get out of these markets, getting set up with third party tube sale arrangement, maybe just talk about that from a high level?

Chuck Gordon:
Sure. I’m going to give you a really good example. As you know, we exited France in late 2014 or early 2015. That market had been unprofitable for us for a long time. We are now selling tube into that market. The run rate for the tube sales is between $1.5 million and $2 million at margins that are around mid 30s. Far more profitable than anything we ever had when we were doing construction business there, and that’s an example. I think we have an opportunity to provide more tube in the UK and Wales. That’s another market that we exited just recently, actually just exited this quarter. We were unable to do a lot of third-party tube sales because we were a competitor in that market. As we’ve exited, I think that opens up a nice market opportunity there. And that’s what we’re seeing, is that as we exit these markets, we’re able to come in with tube supply and actually make more money by providing tube with significantly less risk than we have when we try to do construction in small markets. So we continue to be pleased with how that transition is going. Certainly, a lot of work to do and as we exit the construction side, we’re trying to build up our network and our distribution internationally for CIPP tubes.

Eric Stine:
Got it. Thanks. Maybe just, last one, just jumping over to Corrosion Protection, you talked about the funnel and I know that you finished the two big Middle East projects and you’ve got some small or medium-sized projects in there right now. As you look longer term, whether it’s those $5 million to $10 million projects or even larger projects, maybe just thoughts on how you see the mix between onshore and offshore. Correct me if I’m wrong, but I do think there’s a margin difference between the two.

Chuck Gordon:
There is. We certainly have higher margins offshore. The projects that we see in the Middle East are mostly offshore, although we do do some onshore work there. The South America project is onshore and what we’re seeing as we look out for the sales funnel is that this year the Coating Services business is going to have a solid year. It’s certainly down compared to last year because of the lack of a big project, but they are going are going to have a solid year. As we go into 2020, we’re pretty excited about what we see in the sales funnel, in particular in the Middle East. So it is a mix of onshore and offshore there, but the majority of the projects are offshore.

Operator:	Thank you. Our next question comes from Noelle Diltz with Stifel. Your line is now open.

Noelle Diltz:
I’m sorry, I was a little late jumping on, so apologies if you already addressed some of this. But my first question was just in U.S. CIPP, you talked about, and even last quarter, bidding coming in a little bit slow early in the quarter and then it looked like it picked up. As you looked into that more, was there really any trend that you would call out in the market or was that just normal fluctuations? And it’s been encouraging to see you guys pick up some of these larger projects here recently. How would you describe the mix of larger work and small diameter work in the market?

Chuck Gordon:
The market was down for the quarter. What we saw was the market was really slow, particularly in January and February. It started picking up in March. As we look out, we see a strong market for the rest of the year, Noelle. I don’t think there’s anything to it other than normal variability. We can’t see anything that we would see as a trend. The amount of large diameter work was down a little bit in the first quarter although our win rate was up. As we look out, I think it is pretty standard type of work. Most of these bids that we win include a mix of small, medium and large diameter, so typically these projects are a mix of all three. But I don’t think we see, as we look out over the rest of the year, a significant change in the overall mix of what we see coming onto the market. The first couple months of the quarter the bid table was slow though and it picked up nicely and as we look out now, looks strong to us for the rest of the year.

Noelle Diltz:
Okay, thanks. And then shifting over to the Corrosion, actually the cathodic protection business within Corrosion Protection. I know there you’ve been working on kind of improving profitability. Can you just give us a sense of where you think you are in the process and how much more opportunity you see for improvement?

Chuck Gordon:
I want to make a couple of statements about that before we get into where we think we’re going. In the first quarter, that business missed revenue by about 10 percent, like I mentioned. Unfortunately, because of the high fixed cost nature of the business, it’s a lot of people costs. And it’s the kind of people costs, these are engineers and technicians, it’s not construction labor, these are technicians and engineers that we need to have for the rest of the year. Unfortunately, with those kind of revenue misses, a significant portion drops to the bottom line, and that’s really what happened. As we look at it, we know we’re going to have bad weather in Q1, and in fact that certainly happened. I think there were two things that we didn’t plan on. We knew we had good backlog going into the year. The customer releases were much slower than we expected, although the business was in backlog and the releases have certainly come in March and April now. The second thing that happened was that while we expect a lot of snow in Canada and Midwest and Northeast, we did get a lot of rain in the South and that hurt the business. It was an unusually wet year down there for us, which impacts our ability to do some of the construction work. So we were, we did miss our revenue expectation, which unfortunately really drops to the bottom line in that business very significantly. As we go forward, we’re in the process of reviewing the business and the cost structure and implementing actions so that we reduce the overall breakeven point. If you think about that business, it’s always going to have a slow Q1. The revenue and the work releases and weather are always going to be an impact in Q1. So what we’re driving towards is being able to reach sort of a breakeven point for that business in Q1 and then the rest of the year we’ll be very strong.

Operator:	Thank you. Our next question comes from the line of Tate Sullivan with Maxim Group. Your line is now open.

Tate Sullivan:	Good morning. Thank you for all the detail, and particularly on the technology developments. First, when you’re, what caused the field testing, or did I miss that,

misinterpret that the field testing for the robot sealing technology for smaller diameter water pipes, drinking water pipes to extend to the second half? Or is that on schedule?

Chuck Gordon:
It’s slightly off schedule. We had originally anticipated that we would be doing field testing with the 8 and 10-inch robots in June. That looks like it’s going to move into the third quarter. And then as you can imagine, these robots, there’s a lot going on with these robots and to downsize them so they fit and work effectively in a 6-inch pipe is challenging and we would expect that field testing to occur probably going into the fourth quarter. But I would say we’re probably off by a couple of months with the 8 to 10-inch field tests.

Tate Sullivan:
That brings up my other question, too. Do you, based on the robot technology you already have, I think you have it in the Middle East inspecting welds inside of pipelines, can you leverage that experience in terms of what you’re trying to do in the U.S. in smaller diameter?

Chuck Gordon:
It’s pretty fundamentally different robots. I think we’re comfortable with robotic technology. The Middle East robots, what we do is we go in and we take a picture of the weld so we can show our customers the quality of the weld that they have. Then we clean it, then we coat it, then we take another picture of it. And a lot of that technology is based on our ability to spray the coating on evenly and really go a long ways into the pipe. Sometimes we’re in the pipe a kilometer, and be able to keep up with a welding unit on a pipeline construction project. What we’re doing with the lateral reinstatement is a bit different. We go in and we cut out the laterals. We put a plug in that has a magnet in it and then the robot goes in with seals and we pop a seal in place. So what the robots are going mechanically is very different. We are certainly comfortable with robots and we have used the robotic team that does the internal weld, we have used them to help develop the robots that we use on the municipal side of the business, but the robots themselves are functionally very different.

Tate Sullivan:
Thank you. Then the UV cure field testing and the $100 million market value, I was confused on if you’re replacing, you can use UV to replace or redo work that was done with glass liners? Is that a fair summary?

Chuck Gordon:
Yeah, what I want to be clear on, so we think that the overall markets, I think we’ve talked to a lot of people about this, is probably in the $1.1. billion, $1.2 billion area for wastewater CIPP in North America. Glass has about a 10% share of that. So what they’re doing is, what’s used is a glass liner and it’s saturated with resin, and the resin catalyst is kicked off with UV light rather than steam. Our traditional method is to use steam. It uses UV light. So it’s about $100 million worth of business there on an installed basis that’s done with glass. We see the initial opportunity for the product to replace that space in the business because the felt has a better cost point than glass. The cure process is the same, the resin that we’ll be using is the same, but the tube itself, which is beta felt provides all the structural strength you need in a sewer, but you’re using a felt liner instead of a glass liner so it’s significantly cheaper. And that’s going to, we believe, that provides a nice value for our customers in the marketplace and we anticipate that we have an opportunity to win a lot of that $100 million business over time.

Tate Sullivan:	That you for that detail. And the last one for me, David, on the warranty related work that you announced, is that excluded from the operating profit of Infrastructure or how is that accounted for?

David Morris:	Yes, for adjusted results we have excluded that warranty reserve that we took during the quarter. So the GAAP results do include it, but the adjusted results exclude it.

Tate Sullivan:	So is that, most of that, what you exclude from operating income for Infrastructure? I think it’s $6.6 million?

David Morris:	There was about $2 million related to restructuring that was associated with Infrastructure Solutions that was also excluded from the adjusted results.

Operator:	(Operator Instructions) Our next questions comes from the line of Zane Karimi with D.A. Davidson. Your line is now open.

Zane Karimi:
This is Zane on for Brent. So first off, we have kind of talked previously about, and I was hoping for a refreshed view on the buildout of North America pipeline infrastructure and how it’s continuing at a feverish pace. You said you would like lag in terms of demand for your services, and do you have a better view today when you think of demand for your services in this market and could this accelerate down the road?

Chuck Gordon:
Most of our business is on existing pipelines. We do do some new pipelines. What I think we’ve talked about is that we believe our cathodic protection services business in North America can grow in sort of that mid-single digit range over time. That’s the growth that we expect from that business. Probably 75 percent to 80 percent of that business is actually conducted on existing pipelines. There is a lot of new pipeline growth, but when you look at the percentage of the miles of new pipeline put in versus the existing infrastructure, the percentage growth of the overall infrastructure is still rather low, it’s probably in the 3 percent or 4 percent a year annual growth rate. We think we can grow faster than that pipeline infrastructure is growing, but we believe we can maintain sort of a 5 percent top line growth rate in the business over time.

Zane Karimi:	Great. And then following that up a little bit, can you quantify, or how much did weather really impact CIPP in the quarter?

Chuck Gordon:
The CIPP business year-over-year, the weather impact was about the same as we looked at it. We take a look at crew days lost to weather. It was about the same year-over-year. The biggest issue for us though was that our Canadian operation, which is a very profitable part of the business, was down for much of the first quarter, particularly in western Canada. The western Canadian business almost did no work during the first two months of the year, which is unusual for them. So as we looked around the country, the mix of where the weather impacted was a little bit different. Now the weather impact for 2018 and 2019 was up significantly over what we have seen in previous years. But this year, from a CIPP standpoint, was about the same as last year.

Zane Karimi:	Thank you for that. One final, as you guys finalize these restructuring efforts this year, how are you looking at capital allocation? Where are your priorities falling?

David Morris:
Actually, they’ll be the same as they have been. First priority is debt repayments followed by capital investments. Third would be share repurchases. We believe continuing to repurchase shares is a good use of cash. And then finally, acquisitions. Not at this point looking to do any sort of large acquisition, but as Chuck said, if we see opportunities for a technology acquisition, that would be something we would be interested in.

Operator:	(Operator Instructions) All right, and I’m showing no further questions at this time. So with that I’ll turn the call back over to CEO, Chuck Gordon for closing comments.

Chuck Gordon:
Thank you, operator. Aegion is now entering its seasonally stronger construction cycle and we have the backlog and crews in place to deliver significant results over the next several months. I look forward to updating you on our performance and progress on key initiatives as we progress throughout the year. Thanks for joining the call today.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone have a wonderful day.